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1245 "Q" Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION REPORTS
FIRST QUARTER RESULTS

LINCOLN, Nebraska (May 4, 2004) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the first quarter ended March 31, 2004.

        Commenting on the first quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “The Company’s strong first quarter performance is a good start to what we expect to be an excellent year. Also, I am pleased to report that our ramped-up sales infrastructure is proactively responding to escalating demand. Those factors, combined with our major expansion of products, which is creating new avenues of additional growth, position us well to achieve our financial goals for the full year.” Mr. Hays also reported that The National Quality Initiative reached 3,429 hospital enrollees, up 26% from the last report, and is expected to reach 4,000 hospitals by June 1, 2004.

        Revenues for the first quarter ended March 31, 2004, increased 24.8% to $7.6 million compared with revenues of $6.1 million for the first quarter of 2003. Net income for the first quarter of 2004 increased 27.6% to $1.2 million compared with net income of $921,000 for the same period in 2003, resulting in earnings per share of $0.16 per basic and diluted share for the first quarter of 2004.

        Patrick E. Beans, chief financial officer of National Research Corporation, added, “Based upon the excellent start for 2004, we are confident that the remainder of the year will continue this favorable trend. We expect net income for the second quarter of 2004 to increase by approximately 27% over net income for second quarter 2003, resulting in earnings per share of approximately $0.16 for the second quarter of 2004.”

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NRCI Announces First Quarter Results

May 4, 2004

        A listen-only simulcast of National Research Corporation’s first quarter conference call will be available online at www.fulldisclosure.com on May 5, 2004, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately two hours later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking services and improvement services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically experience and health status, of their patients and/or members. The Company has been at the forefront of the industry in developing tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter Results

May 4, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues	$7,561	$6,058
Operating expenses:
Direct expenses	3,298	2,816
Selling, general and administrative	1,904	1,284
Depreciation and amortization	464	446

Total operating expenses	5,666	4,546

Operating income	1,895	1,512
Other income (expense):
Interest income	82	69
Interest expense	(113)	(106)
Other, net	(10)	4

Total other income (expense)	(41)	(33)
Income before income taxes	1,854	1,479
Provision for income taxes	679	558

Net income	$1,175	$921

Net income per share, basic	$0.16	$0.13

Net income per share, diluted	$0.16	$0.13

Weighted average shares outstanding:
Basic	7,256	7,249
Diluted	7,353	7,296

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NRCI Announces First Quarter Results

May 4, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March 31, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$5,226	$3,441
Short-term investments	12,515	12,767
Accounts receivable, net	3,418	5,479
Other current assets	2,345	1,834

Total current assets	23,504	23,521
Net property and equipment	12,827	12,189
Other, net	9,931	9,963

Total Assets	$46,262	$45,673

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,495	$1,074
Deferred revenue	4,157	4,439
Accrued compensation	858	805
Notes payable	146	142
Income taxes payable	648	244

Total current liabilities	7,304	6,704
Noncurrent liabilities	6,427	6,545

Total Liabilities	13,731	13,249

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
7,653,120 and 7,639,819 shares issued, respectively;
7,244,120 and 7,305,819 outstanding, respectively	8	8
Additional paid-in capital	18,975	18,875
Retained earnings	17,007	15,831
Unearned compensation	(402)	(394)
Accumulated other comprehensive income	10	(27)
Treasury stock	(3,067)	(1,869)

Total shareholders' equity	32,531	32,424

Total Liabilities and Shareholders' Equity	$46,262	$45,673

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